                                                                 EXHIBIT 10(vii)

                                   PFIZER INC.
                             NONFUNDED SUPPLEMENTAL
                                 RETIREMENT PLAN
                            (As amended through 1/96)

1. The Company shall make payments supplementing the amounts payable under the Pfizer Retirement Annuity Plan (the Plan) to retiring employees whose benefits under the Plan are limited, by reason of Section 415 and, on and after January 1, 1989, Section 401(a)(17) of the Internal Revenue Code, to amounts less than would be payable under the provisions of said Plan if calculated without reference to the limitations imposed by Section 415 and, on and after January 1, 1989, Section 401(a)(17) of the Internal Revenue Code.

2. To the extent practicable, such supplemental payments by the Company shall, in the case of each such employee, be substantially equal to the difference between the benefits payable under the Plan and the benefits that would be payable under the provisions of the Plan if calculated without reference to the limitations imposed by Section 415 and, on and after January 1, 1989, Section 401(a)(17) of the Internal Revenue Code, and further the Company shall make payments supplementing the amounts payable under the Plan for employees who elect to defer income under the "Pfizer Inc. Nonfunded Deferred Compensation and Supplemental Savings Plan" by treating such deferred amounts as though they were a part of the employee's Creditable Earnings under the Plan.

3. At least ninety days before an employee ceases to be an employee of the Company, the employee may elect, or may modify an election that the employee had previously made, to receive payment of such supplemental payments by the Company in a lump sum or in monthly or annual installments, and the employee may elect the time that such lump sum payment or installments are to be made, except that no payment or payments shall be made prior to the employee's next taxable year following termination of employment, and provided that in the absence of an election, such supplemental payments by the Company shall be made in ten annual installments commencing with the first month of the employee's next taxable year following termination of employment, further provided that if the amount of the supplemental payment is less than 10%, or such smaller percentage established by the Retirement Committee of the Retirement Annuity Plan (the "Committee"), of the employee's total retirement benefit from the Retirement Annuity Plan and this supplemental plan, such payment shall be made in a lump sum, unless at least ninety days before the employee ceases to be an employee of the Company, the employee elects another form of payment as provided in this subsection 3., and still further provided that, solely for the purposes of this subsection 3., in the case of an employee who is transferring to a company which is at least 30% owned by the Company, the employee shall not be deemed to cease to be an employee of the Company until he ceases to be an employee of said company.

4. An employee's right to supplemental payments hereunder may not be assigned. If an employee does assign such right, the Company may disregard such assignment and discharge its obligation by making payment as though no such assignment had been made.

5. The Committee may make non-substantive administrative changes to this Plan so as to conform with or take advantage of governmental requirements, statutes or regulations.